Exhibit 16.0

April 30, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

USA

Dear Sirs/Madams:

We have read the second paragraph under the “Experts” section of Amendment No. 1 to Form S-1 (333-141465) of Louisiana Bancorp, Inc. to be filed with the Securities and Exchange Commission on or about April 30, 2007. We agree with the statements made in that second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New Orleans Louisiana